CUSIP NO. 440506 10 3                   13D                 Page 10 of 11 Pages




                            Westmark Holdings Limited
                          c/o Quadrant Management, Inc.
                              127 East 73rd Street
                            New York, New York 10021




                                               March 26, 1997



Hanover Direct, Inc.
1500 Harbor Boulevard
Weehawken, New Jersey  07087
Attention:  President

                  Re:      1997 Rights Offering

Gentlemen:

                  Reference is made to the Standby Purchase Agreement, dated March 26, 1997 (the "Standby Purchase Agreement"), between Richemont S.A. and Hanover Direct, Inc. (the "Company"). The Standby Purchase Agreement contemplates the distribution by the Company to the holders of its outstanding common and preferred stock of transferable subscription rights ("Rights") to subscribe for and purchase additional shares of common stock, par value $.66-2/3 per share (the "Common Stock"), for a price of $.90 per share (the "Subscription Price"). The distribution of the Rights and the sale of the shares of Common Stock upon the exercise of the Rights or pursuant to the Standby Purchase Agreement is referred to herein as the "Rights Offering."

                  Subject to and upon the consummation of the Right Offering, the undersigned hereby irrevocably agrees to exercise at the Subscription Price that number of Rights distributed to it for the purchase of shares of Common Stock having an aggregate purchase price of at least $10,000,000 (the "Shares"). The undersigned agrees to pay for and the Company agrees to accept as payment for the aggregate purchase price of such Shares at the closing of the Rights Offering the surrender by the undersigned's affiliate, Intercontinental Mining & Resources Incorporated ("IMR"), of the Company's Promissory Note dated September 11, 1996 in the principal amount of $10,000,000 and the cancellation thereof. Concurrently therewith, the Company shall pay to IMR or its designee interest on the principal amount outstanding under such note as provided therein.
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CUSIP NO. 440506 10 3                   13D                  Page 11 of 11 Pages

                  If the foregoing sets forth your understanding of our agreement, please so indicate by signing your name in the space provided below and returning a signed copy of this letter to the undersigned.

                                                     Very truly yours,

                                                     WESTMARK HOLDINGS LIMITED


                                                     By:/s/ Thomas A. Huser
                                                        ------------------------
                                                        Name:  Thomas A. Huser
                                                        Title: Attorney-In-Fact

Accepted and agreed to as of the date first above written.

HANOVER DIRECT, INC.


By:/s/ Larry J. Svoboda
   ----------------------------------
   Name:  Larry J. Svoboda
   Title: Senior Vice President & CFO